UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2009

T-Bay Holdings, Inc.
 (Exact name of registrant as specified in its charter)

NEVADA	033-377099-S	91-1465664
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18th Floor, YongSheng Building ZhongShan Xi Road Xuhui District, Shanghai, China
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 86-021 51539900

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment/Resignation of Directors

On September 2, 2009, Mr. Jiancheng Fang, Mr. Jiang Chao and Mr. Chengning Zhang resigned from their positions as independent directors of the Company effective September 2, 2009. They have no disagreements with the Company nor is there any matter related to his resignation that needs to be brought before the Board of Directors or shareholders of the Company. The Board on September 3, 2009 appointed Mr. Xiangning Qin to serve as executive director and Mr. Zhaohui Xu as independent director of the Company effective September 3, 2009.

Please find below a short biography on each new director:

Xiangning Qin (Chief Financial Officer and Director)

Mr. Qin currently serves as the Chief Financial Officer of the Company.   From 2000 to 2006, Mr. Qin was employed by Guangxi Liugong Machinery Co., Ltd. (SZSE: 000528), a Top 500 enterprise in China, serving as the Accounting Manager, Accounting Director and Internal Auditor during the six years with Guangxi.  Before his appointment as the Chief Financial Officer of the Company on April 1, 2009, Mr. Qin was Director of Shanghai Sunplus Communication Technology Co., Ltd., which is a subsidiary of the Company. Mr. Qin holds a Bachelors Degree of Accounting from Zhongnana University of Economics and Law.  Mr. Qin also holds a Certificate of Assistant Auditor and Certificate of Medium Level Accountant.

Mr. Qin is neither related to, nor does he have any relationships with, any existing member of the Board or any executive officer of the Company.

Zhaohui Xu (Independent Director)

Mr. Xu holds a Master’s degree of accounting. From 1994 to 2005, Mr. Xu served as accountant and manager of financial department with Jiangxi Coal Mining Machinery Co., Ltd successively. From 2005 till now, Mr. Xu serves as CFO of Shenzhen Xianxun Technology Co., Ltd.

Mr. Xu, age 38, is neither related to, nor does he have any relationships with, any existing member of the Board or any executive officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

T-BAY HOLDINGS, INC.

Dated: September 7, 2009	By:	/s/ Xiaofeng Li

Xiaofeng Li, Chief Executive Officer